HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 54521.000096
June 2, 2011

Board of Directors
Arlington Asset Investment Corp.
1001 Nineteenth Street North
Arlington, VA 22209

Registration Statement on Form S-8
Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan

Gentlemen:

We have acted as special counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to 545,097 shares (the “Plan Shares”) of the Company’s Class A common stock, $0.01 par value per share (“Class A Common Stock”), issuable pursuant to the Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan (the “Plan”), as referenced in the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, (ii) the Bylaws of the Company, as amended through the date hereof, (iii) the Registration Statement, (iv) resolutions of the Board of Directors of the Company adopted on May 19, 2004, April 13, 2011 and June 2, 2011, as certified by the Corporate Secretary of the Company on the date hereof as being true, complete and correct and in full force and effect, relating to, among other things, the issuance of the Plan Shares (collectively, the “Resolutions”), and (v) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on May 27, 2011 and confirmed on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES
McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   WASHINGTON
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Board of Directors
Arlington Asset Investment Corp.
June 2, 2011

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials.  Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.  We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the Commonwealth of Virginia, or any federal or state laws regarding fraudulent transfers.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.           The Plan Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Resolutions, the Registration Statement and any award agreement entered into under the Plan, assuming that at the times of such issuances the Company has a sufficient number of authorized and unissued shares of Class A Common Stock available therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Board of Directors
Arlington Asset Investment Corp.
June 2, 2011

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention or changes in the law, including judicial or administrative interpretations thereof, after the date hereof that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours, /s/ Hunton & Williams LLP